OWENS JOINS HILLMAN BOARD
CINCINNATI, OHIO, April 19, 2018 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) (“Hillman”) announced today that, effective April 16, 2018, David Owens was appointed to Hillman’s Board of Directors.

Mr. Owens has served on the faculty at Vanderbilt University’s Owen Graduate School of Management in the area of management since 1998, where he has also directed the Accelerator Summer Business Institute since 2010.

Specializing in innovation and new product development, Mr. Owens provides consulting services for a wide range of clients around the world, and his work has been featured in the New York Times, Wall Street Journal, London Guardian, and San Jose Mercury News, as well as on NPR’s Marketplace. Mr. Owens has consulted for NASA, The Smithsonian, Nissan LEAF, Gibson Music, American Conservatory Theater, Alcatel, Tetra Pak, Tennessee Valley Authority, Cisco, LEGO, The Henry Ford Museum, and many other organizations. He has done product design work for well-known firms including Daimler Benz, Apple Computer, Dell Computer, Coleman Camping, Corning World Kitchen, and Steelcase.

Mr. Owens also served as the Chief Executive Officer of a large consumer electronics firm, Griffin Technology Inc., from 2007 to 2008, Director of Product Development at LEGO SeriousPlay from 1999 to 2002, Co-Founder of Nova Bionics from 1998 to 2001, and Product Designer/Design Engineer at IDEO Product Development from 1992 to 1994.

Mr. Owens earned his Ph.D. in management science and engineering through a joint fellowship program between Stanford’s Graduate School of Business and its School of Engineering. He holds an M.S. in engineering product design and a B.S. in electrical engineering from Stanford, and is a registered professional electrical engineer (PE).

Doug Cahill, Chair of the Board, commented: “We are very pleased to add Mr. Owens to the Hillman Board of Directors. We believe that his experiences, especially in innovation and new product development, will greatly benefit the company and its customers.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.
For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292.

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